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                                                                    EXHIBIT 11-1


                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)



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
                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                                           --------------------------------
                                                                              1996                 1995
                                                                           ---------             --------
Weighted average number of common shares outstanding                          11,428                7,976
Assumed exercise of dilutive options and warrants under the
 modified treasury stock method based on average market price                    531                  107
                                                                           ---------             --------
Weighted average number of common shares and common share
 equivalents - primary                                         (B)            11,959                8,083
Additional shares from assumed exercise of dilutive options
 and warrants under the modified treasury stock method based on
 ending market price                                                             230                  310
Weighted average assumed conversion of 6 1/2% Convertible
 Subordinated Notes due 2003                                                   3,125                3,418
                                                                           ---------             --------
Weighted average number of common shares and common share
 equivalents - fully diluted                                  (D)             15,314               11,811
                                                                           =========             ========
Computation of net income for per share purposes:
Net income                                                                 $   8,319             $  4,057
Add: After tax reduction of interest expense for assumed
 reduction of borrowings from aggregate proceeds on options and warrants assumed to have been exercised in excess of 20% of the outstanding shares under the modified treasury stock
 method - primary                                                                 38                   -
                                                                           ---------             --------

Net income for primary per share computation                   (A)             8,357                4,057
Add:  After tax reduction of interest expense for assumed
 conversion of 6 1/2% Convertible Subordinated Notes due 2003                  1,075                1,191
Less:   Incremental after tax reduction of interest expense for
 assumed  reduction of borrowings from aggregate proceeds on options and warrants assumed to have been exercised in excess of 20% of the outstanding shares under the modified treasury
 stock method - fully diluted                                                    (19)                  -
                                                                           ---------             --------
Net income for fully diluted per share computation             (C)         $   9,413             $  5,132
                                                                           =========             ========


Net earnings per share:
         Primary                                               (A)+(B)     $    0.70             $   0.50
                                                                           =========             ========
         Fully diluted                                         (C)+(D)     $    0.61             $   0.44
                                                                           =========             ========
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